U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20699	AK	60032864	AZ	15575	AR	60008426	CA	ORG 80216	CO	IC 1993 06 160
CT	214158	DE	4552	DC	60009345	FL	—	GA	SC-MF-019938	HI	—
ID	47175	IL	60005106	IN	FCS-P-003245	IA	I-36814	KS	1997S0000158	KY	60013915
LA	160395	ME	203312	MD	SM19961316	MA	—	MI	928263	MN	R-36652.1
MS	60025053	MO	1993-00496	MT	35532	NE	31682	NV	—	NH	MF96-0027905
NJ	MF-4470	NM	15571	NY	S27-59-46	NC	3181	ND	R487	OH	BE1216674
OK	SE-2188615	OR	1996-726	PA	1993-05-025MF	RI	—	SC	MF10155	SD	8359
TN	RN2023B-2802	TX	C 51014	UT	006-9891-16	VT	08/06/96-22	VA	116961	WA	60016323
WV	30440	WI	319301	WY	18237	PUERTO RICO			S-17284
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Balanced Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20707	AK	60039730	AZ	20205	AR	60008428	CA	ORG 80216	CO	IC 1993 06 160
CT	214160	DE	339	DC	60009385	FL	—	GA	SC-MF-019938	HI	—
ID	49355	IL	60005106	IN	FCS-P-003245	IA	I-41482	KS	1998S0001357	KY	60005040
LA	162921	ME	213755	MD	SM19981147	MA	—	MI	924329	MN	R-36652.1
MS	60030817	MO	1993-00496	MT	39119	NE	35612	NV	—	NH	MF98-0033613
NJ	MF-4485	NM	4944	NY	S30-55-49	NC	3181	ND	V578	OH	BE1317751
OK	SE-2181916	OR	2006-1136	PA	1993-05-025MF	RI	—	SC	MF11533	SD	15702
TN	RN2023B-2802	TX	C 56104	UT	004-8656-45	VT	05/07/98-01	VA	116961	WA	60020838
WV	32088	WI	349089	WY	18237	PUERTO RICO			S-19466
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack All Equity Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20703	AK	60036878	AZ	13076	AR	60008422	CA	ORG 80216	CO	IC 1993 06 160
CT	214153	DE	3149	DC	60009290	FL	—	GA	SC-MF-019938	HI	—
ID	45975	IL	60005106	IN	FCS-P-003245	IA	I-34553	KS	1996S0000067	KY	60005040
LA	162921	ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN	R-36652.1
MS	60022539	MO	1993-00496	MT	33571	NE	29687	NV	—	NH	MF95-0015276
NJ	MF-4485	NM	11440	NY	S27-32-26	NC	3181	ND	N129	OH	BE1317751
OK	SE-2181913	OR	1995-665	PA	1993-05-025MF	RI	—	SC	MF9250	SD	6517
TN	RN2023B-2802	TX	C 48139	UT	004-8656-45	VT	07/24/95-14	VA	116961	WA	60014080
WV	30435	WI	303932	WY	18237	PUERTO RICO			S-16021
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Balanced Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20704	AK	60036879	AZ	13077	AR	60008421	CA	ORG 80216	CO	IC 1993 06 160
CT	214151	DE	3150	DC	60009291	FL	—	GA	SC-MF-019938	HI	—
ID	45978	IL	60005106	IN	FCS-P-003245	IA	I-34554	KS	1996S0000069	KY	60005040
LA	162921	ME	202647	MD	SM19950827	MA	95-0423	MI	928266	MN	R-36652.1
MS	60022517	MO	1993-00496	MT	33573	NE	29680	NV	—	NH	MF95-0013906
NJ	MF-4485	NM	15784	NY	S27-32-28	NC	3181	ND	N130	OH	BE1317751
OK	SE-2181914	OR	2006-1134	PA	1993-05-025MF	RI	—	SC	MF9261	SD	6516
TN	RN2023B-2802	TX	C 48129	UT	004-8656-45	VT	07/24/95-13	VA	116961	WA	60014088
WV	30436	WI	303935	WY	18237	PUERTO RICO			S-16019
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Conservative Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20705	AK	60034922	AZ	13078	AR	60008420	CA	ORG 80216	CO	IC 1993 06 160
CT	214152	DE	3151	DC	60009292	FL	—	GA	SC-MF-019938	HI	—
ID	45976	IL	60005106	IN	FCS-P-003245	IA	I-34555	KS	1996S0000068	KY	60005040
LA	162921	ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN	R-36652.1
MS	60022514	MO	1993-00496	MT	33572	NE	29681	NV	—	NH	MF95-0036453
NJ	MF-4485	NM	15782	NY	S31-76-61	NC	3181	ND	N131	OH	BE1317751
OK	SE-2181915	OR	2006-1135	PA	1993-05-025MF	RI	—	SC	MF9260	SD	6518
TN	RN2023B-2802	TX	C 48130	UT	004-8656-45	VT	07/24/95-15	VA	116961	WA	60014083
WV	30437	WI	303933	WY	18237	PUERTO RICO			S-16002
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Growth Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37634	AK	60060625	AZ	50238	AR	60020972	CA	ORG 80216	CO	IC 1993 06 160
CT	1049549	DE	49847	DC	60032616	FL	—	GA	SC-MF-019938	HI	—
ID	62434	IL	60005106	IN	FCS-P-003245	IA	I-68834	KS	2008S0001159	KY	60016807
LA	158953	ME	10018621	MD	SM20080708	MA	—	MI	953631	MN	R-36652.1
MS	60047312	MO	2008-00685	MT	62749	NE	71710	NV	—	NH	MF08-0045427
NJ	MF-6047	NM	28636	NY	S32-18-45	NC	3181	ND	BA571	OH	BE1214608
OK	SE-2193604	OR	2008-491	PA	1993-05-025MF	RI	—	SC	MF17472	SD	42546
TN	RN2024B-0504	TX	C 86588	UT	007-0664-79	VT	03/18/08-37	VA	116961	WA	60048037
WV	62022	WI	530030	WY	18237	PUERTO RICO			S-34947-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Flexible Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37633	AK	60060624	AZ	50239	AR	60020971	CA	ORG 80216	CO	IC 1993 06 160
CT	1049550	DE	49848	DC	60032639	FL	—	GA	SC-MF-019938	HI	—
ID	62435	IL	60005106	IN	FCS-P-003245	IA	I-68833	KS	2008S0001160	KY	60016807
LA	158953	ME	10018620	MD	SM20080707	MA	—	MI	953628	MN	R-36652.1
MS	60047439	MO	2008-00686	MT	62750	NE	71711	NV	—	NH	MF08-0032525
NJ	MF-6047	NM	28635	NY	S32-18-46	NC	3181	ND	BA572	OH	BE1214608
OK	SE-2193605	OR	2008-488	PA	1993-05-025MF	RI	—	SC	MF17473	SD	42545
TN	RN2024B-0504	TX	C 86589	UT	007-0664-79	VT	03/18/08-39	VA	116961	WA	60048039
WV	62023	WI	530031	WY	18237	PUERTO RICO			S-34947
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Income Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37635	AK	60060626	AZ	50240	AR	60020973	CA	ORG 80216	CO	IC 1993 06 160
CT	1049547	DE	49846	DC	60032624	FL	—	GA	SC-MF 019938	HI	—
ID	62436	IL	60005106	IN	FCS-P-003245	IA	I-68835	KS	2008S0001161	KY	60016807
LA	158953	ME	10018622	MD	SM20080709	MA	—	MI	953630	MN	R-36652.1
MS	60047311	MO	2008-00684	MT	62751	NE	71712	NV	—	NH	MF08-0034430
NJ	MF-6047	NM	28637	NY	S32-18-44	NC	3181	ND	BA573	OH	BE1214608
OK	SE-2193603	OR	2008-492	PA	1993-05-025MF	RI	—	SC	MF17471	SD	42547
TN	RN2024B-0504	TX	C 86590	UT	007-0664-79	VT	03/18/08-38	VA	116961	WA	60048038
WV	62021	WI	530004	WY	18237	PUERTO RICO			S-34947-2
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Target Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53488	AK	60084867	AZ	81055	AR	60036855	CA	ORG 80216	CO	IC 1993 06 160
CT	1094297	DE		DC	60062011	FL		GA	SC-MF-019938	HI
ID	78442	IL	60005106	IN	FCS-P-003245	IA	I-97507	KS	2017S0000290	KY	60370413
LA	170653	ME	10051867	MD	SM20162197	MA		MI	982511	MN	R-36652.1
MS	60075972	MO	R2016-1,761	MT	101126	NE	107936	NV		NH	MF16-0084612
NJ	BEM-7141	NM	57311	NY	S33-93-49	NC	3181	ND	CG503	OH	BE1640797
OK	SE-2228776	OR	2016-1847	PA	1993-05-025MF	RI		SC	MF22010	SD	70647
TN	RN2024B-1233	TX	C 116522	UT	007-4102-90	VT	8/23/16-14	VA	116961	WA	60076708
WV	93870	WI	777245	WY	18237	PUERTO RICO			52393-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53494	AK	60084873	AZ	81057	AR	60036861	CA	ORG 80216	CO	IC 1993 06 160
CT	1094296	DE		DC	60062019	FL		GA	SC-MF-019938	HI
ID	78448	IL	60005106	IN	FCS-P-003245	IA	I-97515	KS	20170000296	KY	60370413
LA	170653	ME	10051875	MD	SM20162205	MA		MI	982519	MN	R-36652.1
MS	60075980	MO	R2016-1,766	MT	101128	NE	107944	NV		NH	MF16-0084620
NJ	BEM-7141	NM	57319	NY	S33-93-55	NC	3181	ND	CG505	OH	BE1640797
OK	SE-2228784	OR	2016-1853	PA	1993-05-025MF	RI		SC	MF22011	SD	70645
TN	RN2024B-1233	TX	C 116524	UT	007-4102-90	VT	8/23/16-22	VA	116961	WA	60076716
WV	93879	WI	777253	WY	18237	PUERTO RICO			52391-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53400	AK	60084869	AZ	81070	AR	60036857	CA	ORG 80216	CO	IC 1993 06 160
CT	1094299	DE		DC	60062004	FL		GA	SC-MF-019938	HI
ID	78444	IL	60005106	IN	FCS-P-003245	IA	I-97523	KS	2017S0000292	KY	60370413
LA	170653	ME	10051860	MD	SM20162190	MA		MI	982504	MN	R-36652.1
MS	60075965	MO	R2016-1,763	MT	101130	NE	107930	NV		NH	MF16-0084605
NJ	BEM-7141	NM	57304	NY	S33-93-51	NC	3181	ND	CG507	OH	BE1640797
OK	SE-2228769	OR	2016-1849	PA	1993-05	RI		SC	MF22008	SD	70651
TN	RN2024B-1233	TX	C 116526	UT	007-4102-90	VT	8/23/16-07	VA	116961	WA	60076701
WV	93343	WI	777238	WY	18237	PUERTO RICO			52395
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53486	AK	60084865	AZ	81068	AR	60036853	CA	ORG 80216	CO	IC 1993 06 160
CT	1094301	DE		DC	60062007	FL		GA	SC-MF-019938	HI
ID	78440	IL	60005106	IN	FCS-P-003245	IA	I-97526	KS	2017S0000288	KY	60370413
LA	170653	ME	10051863	MD	SM20162193	MA		MI	982507	MN	R-36652.1
MS	60075968	MO	R2016-1,759	MT	101132	NE	107932	NV		NH	MF16-0084608
NJ	BEM-7141	NM	57307	NY	S33-93-47	NC	3181	ND	CG509	OH	BE1640797
OK	SE-2228772	OR	2016-1845	PA	1993-05	RI		SC	MF22013	SD	70650
TN	RN2024B-1233	TX	C 116528	UT	007-4102-90	VT	8/23/16-10	VA	116961	WA	60076704
WV	93346	WI	777241	WY	18237	PUERTO RICO			52397
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53402	AK	60084871	AZ	81073	AR	60036859	CA	ORG 80216	CO	IC 1993 06 160
CT	1094302	DE		DC	60062009	FL		GA	SC-MF-019938	HI
ID	78446	IL	60005106	IN	FCS-P-003245	IA	I-97528	KS	2017S0000294	KY	60370413
LA	170653	ME	10051865	MD	SM20162195	MA		MI	982509	MN	R-36652.1
MS	60075970	MO	R2016-1,765	MT	101134	NE	107934	NV		NH	MF16-0084610
NJ	BEM-7141	NM	57309	NY	S33-93-53	NC	3181	ND	CG511	OH	BE1640797
OK	SE-2228774	OR	2016-1851	PA	1993-05	RI		SC	MF22007	SD	70653
TN	RN2024B-1233	TX	C 116530	UT	007-4102-90	VT	8/23/16-12	VA	116961	WA	60076706
WV	93789	WI	777243	WY	18237	PUERTO RICO			52399
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53487	AK	60084866	AZ	81071	AR	60036854	CA	ORG 80216	CO	IC 1993 06 160
CT	1094300	DE		DC	60062000	FL		GA	SC-MF-019938	HI
ID	78441	IL	60005106	IN	FCS-P-003245	IA	I-97519	KS	2017S0000289	KY	60370413
LA	170653	ME	10051856	MD	SM20162186	MA		MI	982500	MN	R-36652.1
MS	60075961	MO	R2016-1,760	MT	101136	NE	107925	NV		NH	MF16-0084601
NJ	BEM-7141	NM	57300	NY	S33-93-48	NC	3181	ND	CG513	OH	BE1640797
OK	SE-2228765	OR	2016-1846	PA	1993-05	RI		SC	MF22012	SD	70655
TN	RN2024B-1233	TX	C 116532	UT	007-4102-90	VT	8/23/16-03	VA	116961	WA	60076697
WV	93339	WI	777234	WY	18237	PUERTO RICO			52392
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53489	AK	60084868	AZ	81076	AR	60036856	CA	ORG 80216	CO	IC 1993 06 160
CT	1094303	DE		DC	60062003	FL		GA	SC-MF-019938	HI
ID	78443	IL	60005106	IN	FCS-P-003245	IA	I-97522	KS	2017S0000291	KY	60370413
LA	170653	ME	10051859	MD	SM20162189	MA		MI	982503	MN	R-36652.1
MS	60075964	MO	R2016-1,762	MT	101138	NE	107928	NV		NH	MF16-0084604
NJ	BEM-7141	NM	57303	NY	S33-93-50	NC	3181	ND	CG515	OH	BE1640797
OK	SE-2228768	OR	2016-1848	PA	1993-05	RI		SC	MF22015	SD	70657
TN	RN2024B-1233	TX	C 116534	UT	007-4102-90	VT	8/23/16-06	VA	116961	WA	60076700
WV	93342	WI	777237	WY	18237	PUERTO RICO			52394
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53491	AK	60084870	AZ	81062	AR	60036858	CA	ORG 80216	CO	IC 1993 06 160
CT	1094312	DE		DC	60062008	FL		GA	SC-MF-019938	HI
ID	78445	IL	60005106	IN	FCS-P-003245	IA	I-97527	KS	2017S0000293	KY	60370413
LA	170653	ME	10051864	MD	SM20162194	MA		MI	982508	MN	R-36652.1
MS	60075969	MO	R2016-1,764	MT	101140	NE	107933	NV		NH	MF16-0084609
NJ	BEM-7141	NM	57308	NY	S33-93-50	NC	3181	ND	CG517	OH	BE1640797
OK	SE-2228773	OR	2016-1850	PA	1993-05	RI		SC	MF22018	SD	70659
TN	RN2024B-1233	TX	C 116536	UT	007-4102-90	VT	8/23/16-11	VA	116961	WA	60076705
WV	93788	WI	777242	WY	18237	PUERTO RICO			52398
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53493	AK	60084872	AZ	81064	AR	60036860	CA	ORG 80216	CO	IC 1993 06 160
CT	1094313	DE		DC	60062012	FL		GA	SC-MF-019938	HI
ID	78447	IL	60005106	IN	FCS-P-003245	IA	I-97508	KS	2017S0000295	KY	60370413
LA	170653	ME	10051868	MD	SM20162198	MA		MI	982512	MN	R-36652.1
MS	60075973	MO	R2016-1,766	MT	101142	NE	107937	NV		NH	MF16-0084613
NJ	BEM-7141	NM	57312	NY	S33-93-54	NC	3181	ND	CG519	OH	BE1640797
OK	SE-2228777	OR	2016-1852	PA	1993-05	RI		SC	MF22017	SD	70662
TN	RN2024B-1233	TX	C 116516	UT	007-4102-90	VT	8/23/16-15	VA	116961	WA	60076709
WV	93872	WI	777246	WY	18237	PUERTO RICO			52400
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53496	AK	60084875	AZ	81058	AR	60036863	CA	ORG 80216	CO	IC 1993 06 160
CT	1094314	DE		DC	60062016	FL		GA	SC-MF-019938	HI
ID	78450	IL	60005106	IN	FCS-P-003245	IA	I-97512	KS	2017S0000298	KY	60370413
LA	170653	ME	10051872	MD	SM20162202	MA		MI	982516	MN	R-36652.1
MS	60075977	MO	R2016-1,769	MT	101144	NE	107941	NV		NH	MF16-0084617
NJ	BEM-7141	NM	57316	NY	S33-93-57	NC	3181	ND	CG521	OH	BE1640797
OK	SE-2228781	OR	2016-1855	PA	1993-05	RI		SC	MF22016	SD	70665
TN	RN2024B-1233	TX	C 116518	UT	007-4102-90	VT	8/23/16-19	VA	116961	WA	60076713
WV	93876	WI	777250	WY	18237	PUERTO RICO			52401
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2055 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33587	AK	60055518	AZ	41142	AR	60017059	CA	ORG 80216	CO	IC 1993 06 160
CT	1032982	DE	45693	DC	60023971	FL	—	GA	SC-MF-019938	HI	—
ID	58395	IL	60005106	IN	FCS-P-003245	IA	I-60269	KS	2005S0001033	KY	60012844
LA	158954	ME	10008609	MD	SM20051289	MA	—	MI	945073	MN	R-36652.1
MS	60038621	MO	1993-00496	MT	54741	NE	63524	NV	—	NH	MF05-0013362
NJ	MF-4486	NM	20223	NY	S31-22-19	NC	3181	ND	AR186	OH	BE1317858
OK	SE-2193130	OR	2005-804	PA	1993-05-025MF	RI	—	SC	MF15893	SD	34179
TN	RN2023B-2802	TX	C 77193	UT	006-9580-98	VT	06/29/05-31	VA	116961	WA	60039055
WV	52719	WI	495560	WY	18237	PUERTO RICO			S-29570
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37500	AK	60060363	AZ	49877	AR	60020841	CA	ORG 80216	CO	IC 1993 06 160
CT	1049037	DE	49710	DC	60032274	FL	—	GA	SC-MF-019938	HI	—
ID	62283	IL	60005106	IN	FCS-P-003245	IA	I-68576	KS	2008S0001023	KY	60012844
LA	158954	ME	10018268	MD	SM20080407	MA	—	MI	953374	MN	R-36652.1
MS	60046962	MO	2008-00362	MT	62464	NE	71488	NV	—	NH	MF08-0027443
NJ	MF-4486	NM	28312	NY	S32-17-80	NC	3181	ND	BC128	OH	BE1317858
OK	SE-2193137	OR	2008-523	PA	1993-05-025MF	RI	—	SC	MF17424	SD	42410
TN	RN2023B-2802	TX	C 86366	UT	006-9580-98	VT	02/20/08-17	VA	116961	WA	60047752
WV	61675	WI	529364	WY	18237	PUERTO RICO			S-34704
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33588	AK	60055519	AZ	41143	AR	60017060	CA	ORG 80216	CO	IC 1993 06 160
CT	1032981	DE	45694	DC	60023972	FL	—	GA	SC-MF-019938	HI	—
ID	58396	IL	60005106	IN	FCS-P-003245	IA	I-60270	KS	2005S0001034	KY	60012844
LA	158954	ME	10008610	MD	SM20051288	MA	—	MI	945074	MN	R-36652.1
MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	MF05-0040163
NJ	MF-4486	NM	20222	NY	S31-22-18	NC	3181	ND	AR187	OH	BE1317858
OK	SE-2193131	OR	2005-805	PA	1993-05-025MF	RI	—	SC	MF15892	SD	34177
TN	RN2023B-2802	TX	C 77194	UT	006-9580-98	VT	06/29/05-32	VA	116961	WA	60039056
WV	52720	WI	495561	WY	18237	PUERTO RICO			S-29571
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37499	AK	60060362	AZ	49878	AR	60020839	CA	ORG 80216	CO	IC 1993 06 160
CT	1049036	DE	49711	DC	60032277	FL	—	GA	SC-MF-019938	HI	—
ID	62284	IL	60005106	IN	FCS-P-003245	IA	I-68577	KS	2008S0001024	KY	60012844
LA	158954	ME	10018269	MD	SM20080408	MA	—	MI	953373	MN	R-36652.1
MS	60046961	MO	2008-00361	MT	62465	NE	71489	NV	—	NH	MF08-0049357
NJ	MF-4486	NM	28311	NY	S32-17-79	NC	3181	ND	BC129	OH	BE1317858
OK	SE-2193138	OR	2008-521	PA	1993-05-025MF	RI	—	SC	MF17425	SD	42411
TN	RN2023B-2802	TX	C 86367	UT	006-9580-98	VT	02/20/08-18	VA	116961	WA	60047751
WV	61674	WI	529363	WY	18237	PUERTO RICO			S-34703
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33590	AK	60055521	AZ	41144	AR	60017062	CA	ORG 80216	CO	IC 1993 06 160
CT	1032980	DE	45695	DC	60023974	FL	—	GA	SC-MF-019938	HI	—
ID	58398	IL	60005106	IN	FCS-P-003245	IA	I-60272	KS	2005S0001036	KY	60012844
LA	158954	ME	10008612	MD	SM20051290	MA	—	MI	945076	MN	R-36652.1
MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	MF05-0025610
NJ	MF-4486	NM	20221	NY	S31-22-16	NC	3181	ND	AR188	OH	BE1317858
OK	SE-2193132	OR	2005-807	PA	1993-05-025MF	RI	—	SC	MF15891	SD	34176
TN	RN2023B-2802	TX	C 77195	UT	006-9580-98	VT	06/29/05-33	VA	116961	WA	60039058
WV	52721	WI	495563	WY	18237	PUERTO RICO			S-29572
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37498	AK	60060361	AZ	49879	AR	60020840	CA	ORG 80216	CO	IC 1993 06 160
CT	1049035	DE	49709	DC	60032278	FL	—	GA	SC-MF-019938	HI	—
ID	62285	IL	60005106	IN	FCS-P-003245	IA	I-68578	KS	2008S0001025	KY	60012844
LA	158954	ME	10018270	MD	SM20080409	MA	—	MI	953372	MN	R-36652.1
MS	60046960	MO	2008-00363	MT	62466	NE	71490	NV	—	NH	MF08-0033600
NJ	MF-4486	NM	28310	NY	S32-17-78	NC	3181	ND	BC130	OH	BE1317858
OK	SE-2193139	OR	2008-522	PA	1993-05-025MF	RI	—	SC	MF17423	SD	42412
TN	RN2023B-2802	TX	C 86368	UT	006-9580-98	VT	02/20/08-19	VA	116961	WA	60047750
WV	61673	WI	529362	WY	18237	PUERTO RICO			S-34702
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33589	AK	60055520	AZ	41145	AR	60017061	CA	ORG 80216	CO	IC 1993 06 160
CT	1032979	DE	45696	DC	60023973	FL	—	GA	SC-MF-019938	HI	—
ID	58397	IL	60005106	IN	FCS-P-003245	IA	I-60271	KS	2005S0001035	KY	60012844
LA	158954	ME	10008611	MD	SM20051291	MA	—	MI	945075	MN	R-36652.1
MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	MF05-0049963
NJ	MF-4486	NM	20220	NY	S31-22-17	NC	3181	ND	AR189	OH	BE1317858
OK	SE-2193133	OR	2005-806	PA	1993-05-025MF	RI	—	SC	MF15890	SD	34175
TN	RN2023B-2802	TX	C 77196	UT	006-9580-98	VT	06/29/05-34	VA	116961	WA	60039057
WV	52722	WI	495562	WY	18237	PUERTO RICO			S-29573
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	46268	AK	60075610	AZ	66981	AR	60029628	CA	ORG 80216	CO	IC 1993 06 160
CT	1073763	DE	—	DC	60049241	FL	—	GA	SC-MF-019938	HI	—
ID	71104	IL	60005106	IN	FCS-P-003245	IA	I-84486	KS	2013S0001095	KY	60012844
LA	158954	ME	10037272	MD	SM20130237	MA	—	MI	969247	MN	R-36652.1
MS	60062998	MO	R2013-522	MT	85781	NE	96082	NV	—	NH	MF13-0081732
NJ	MF-4486	NM	44345	NY	S33-22-64	NC	3181	ND	BT832	OH	BE1317858
OK	SE-2211739	OR	2013-462	PA	1993-05-025MF	RI	—	SC	MF19862	SD	57893
TN	RN2023B-2802	TX	C 102993	UT	006-9580-98	VT	BEVT-1376	VA	116961	WA	60063635
WV	78901	WI	665227	WY	18237	PUERTO RICO			S-44766
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	46269	AK	60075611	AZ	66982	AR	60029629	CA	ORG 80216	CO	IC 1993 06 160
CT	1073765	DE	—	DC	60049242	FL	—	GA	SC-MF-019938	HI	—
ID	71105	IL	60005106	IN	FCS-P-003245	IA	I-84487	KS	2013S0001096	KY	60012844
LA	158954	ME	10037273	MD	SM20130238	MA	—	MI	969248	MN	R-36652.1
MS	60062999	MO	R2013-523	MT	85782	NE	96083	NV	—	NH	MF13-0081733
NJ	MF-4486	NM	44346	NY	S33-22-65	NC	3181	ND	BT833	OH	BE1317858
OK	SE-2211740	OR	2013-463	PA	1993-05-025MF	RI	—	SC	MF19863	SD	57892
TN	RN2023B-2802	TX	C 102992	UT	006-9850-98	VT	BEVT-1377	VA	116961	WA	60063636
WV	78902	WI	665228	WY	18237	PUERTO RICO			S-44767
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	46270	AK	60075612	AZ	66983	AR	60029630	CA	ORG 80216	CO	IC 1993 06 160
CT	1073764	DE	—	DC	60049243	FL	—	GA	SC-MF-019938	HI	—
ID	71106	IL	60005106	IN	FCS-P-003245	IA	I-84488	KS	2013S0001097	KY	60012844
LA	158954	ME	10037274	MD	SM20130239	MA	—	MI	969249	MN	R-36652.1
MS	60063000	MO	R2013-524	MT	85783	NE	96084	NV	—	NH	MF13-0081734
NJ	MF-4486	NM	443474	NY	S33-22-66	NC	3181	ND	BT834	OH	BE1317858
OK	SE-2211741	OR	2013-464	PA	1993-05-025MF	RI	—	SC	MF19864	SD	57891
TN	RN2023B-2802	TX	C 102994	UT	006-9580-98	VT	BEVT-1378	VA	116961	WA	60063637
WV	78900	WI	665229	WY	18237	PUERTO RICO			S-44765
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2055 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53485	AK	60084864	AZ	81054	AR	60036852	CA	ORG 80216	CO	IC 1993 06 160
CT	1094298	DE	—	DC	60061998	FL	—	GA	SC-MF-019938	HI	—
ID	78439	IL	60005106	IN	FCS-P-003245	IA	I-97517	KS	2017S0000287	KY	60012844
LA	158954	ME	10051854	MD	SM20162184	MA	—	MI	982498	MN	R-36652.1
MS	60075959	MO	R2016-1,758	MT	101146	NE	107923	NV	—	NH	MF16-0084599
NJ	MF-4486	NM	57298	NY	S33-93-46	NC	3181	ND	CG502	OH	BE1317858
OK	SE-2228763	OR	2016-1844	PA	1993-05-025MF	RI	—	SC	MF22009	SD	70649
TN	RN2023B-2802	TX	C 116514	UT	006-9580-98	VT	8/23/16-01	VA	116961	WA	60076695
WV	93337	WI	777232	WY	18237	PUERTO RICO			52390
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2060 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	61667	AK	60036852	AZ	95009	AR	60045138	CA	ORG 80216	CO	IC 1993 06 160
CT	1113704	DE	—	DC	60075499	FL	—	GA	SC-MF-019938	HI	—
ID	86696	IL	60005106	IN	FCS-P-003245	IA	I-109647	KS	2021S0000198	KY	60012844
LA	158954	ME	10067264	MD	SM20210073	MA	—	MI	994438	MN	R-36652.1
MS	60089262	MO	R2021-0052	MT	271190	NE	—	NV	—	NH	MF21-0082145
NJ	MF-4486	NM	70707	NY	S34-63-50	NC	3181	ND	MF20-0989	OH	BE1317858
OK	SE-2249616	OR	2021-385	PA	1993-05-025MF	RI	—	SC	MF23796	SD	82367
TN	RN2024B-0332	TX	C 129053	UT	006-9580-98	VT	2/18/21-02	VA	116961	WA	60090222
WV	109104	WI	863003	WY	18237	PUERTO RICO			61790-0
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2065 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105